CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Investment Managers Series Trust and to the use of our report dated January 29, 2020 on the financial statements and financial highlights of Riverbridge Growth Fund and Riverbridge Eco Leaders Fund, each a series of shares of Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2019 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

December 23, 2020